Exhibit 99.1

Catasys Announces Transition to a New Board of Directors

LOS ANGELES, February 13, 2014 /PRNewswire/ -- Catasys, Inc. (CATS), provider of proprietary health management services to health insurers and employers, today announced the transition to a new Board of Directors.

Terren Peizer, Chairman and CEO of Catasys commented, “The purpose of our transition is to have a new invigorated board, which more accurately reflects our shareholder base, our stage of development, and increases our public company experience with the addition of C level management and directors that serve other similar situated public companies. The transition also increases our healthcare services industry relationships and expertise with proven healthcare executives that know the Company’s target market.”

The new board additions include:

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Minal Patel, MD: Dr. Patel is an Executive Vice President at iHealth Technologies. He joined iHealth in 2012 through its acquisition of Care Management International (CMI), an innovative care management company that Dr. Patel founded and served as CEO. Prior to this, he has served in several executive roles, most recently as President and COO of Horizon Healthcare of New York, a 200,000 member subsidiary of Horizon Blue Cross Blue Shield of New Jersey and prior to that he was the Executive Medical Director for Quality Management and Clinical Innovations for Horizon BCBSNJ. He was also previously a strategy consultant for McKinsey and Company. Dr. Patel has a BS in medical sciences and a doctorate in medicine from Boston University and a Masters in Public Health degree from Harvard University.

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Richard Berman: Mr. Berman is currently the President and CEO of LICAS, a K-12, College and University, Health Care consulting firm. In addition, he currently serves as Chairman of Emblem Health' s Quality of Care Committee and a member of its Audit Committee. Previously he was a management consultant for McKinsey & Company, Executive Vice President of NYU Medical Center and Professor of Health Care Management at the NYU School of Medicine. He has also held various roles at Korn Ferry International, Howe-Lewis International, the New York Office of Health Systems Management, US Department of Health Education, and Welfare, and as the President of Manhattanville College. In 1995, Mr. Berman was selected by Manhattanville College to serve as its tenth President. Mr. Berman is credited with the turnaround of the College, where he served until 2009. In 2006, Mr. Berman was awarded a Fulbright Commission grant to travel to Uganda and provide strategic planning and leadership training to Kabale University. Mr. Berman has a Bachelors of Business Administration, a MBA and Master in Public Health.

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Steven Kriegsman: Mr. Kriegsman has been CytRx’s (Nasdaq: CYTR) President and Chief Executive Officer and director since July 2002. He also serves as a director of Galena Biopharma, Inc. (Nasdaq: GALE) and Chairman of Galena’s Compensation and Transaction Committees. He previously served as Director and Chairman of Global Genomics from June 2000. Mr. Kriegsman is an inactive Chairman and Founder of Kriegsman Capital Group LLC, a financial advisory firm specializing inemerging growth companies in the healthcare industry. He previously served as a Director and is the former Chairman of the Audit Committee of Bradley Pharmaceuticals, Inc. (NYSE, the company since has been sold). Mr. Kriegsman has a BS degree with honors from New York University in Accounting.

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David Smith: Mr. Smith is the President, Chief Executive Officer and Chief Investment Officer of the Trading Advisor. Mr. Smith was the founder and Chief Executive Officer of Coast Asset Management., Mr. Smith has worked in various capacities in the securities industry, including as Vice President of Security Pacific Bank , and Oppenheimer and Company as a bond arbitrageur, and he is also a successful investor in small cap growth companies. Mr. Smith has a M.B.A. from the University of California at Berkeley.

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Marvin Ingelman: Mr. Ingelman is Chief Executive Officer of Sprylogics International Inc. (SPY: TSX), a leader in the semantic search technology sector and currently on the Board of Directors of Jamba Juice (JMBA : NASDAQ) and American Apparel, Inc. (APP : NYSE MKT). Previoiusly he was CEO of Unomobile, Inc.. a mobile mobile advertising and messaging platform that was acquired in February 2010 by Poynt Corporation Mr Ingelman was also founder, President and CEO of Brandera Inc. , which operated Portfolios.com, a leading online business-to-business site for the Graphic Arts and creative community, and has served as a business development consultant for numerous technology companies, and established a number of other successful ventures.

Mr. Peizer concluded, “We are delighted to add the new Board Members with such strong credentials to Catasys’ Board. Their proven backgrounds in driving growth and creating shareholder value will be an asset to the company and its shareholders as we continue to add on new health plans and other payors to our OnTrak healthcare solution.”

About Catasys, Inc.

Catasys, Inc. provides specialized health management services to health plans and employers through a network of licensed and company managed health care providers. The Catasys substance dependence program improves member health, thereby lowering overall costs. The proprietary program addresses substance dependence as a chronic disease, focusing on the whole health of the member. The program delivers integrated medical and psychosocial interventions in combination with long-term care coaching. For further information, please visit www.catasyshealth.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, lack of outcomes and statistically significant formal research studies, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies and intense competition and substantial regulation in the health care industry. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words and other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.